Exhibit (m)(6)(i)

AMENDED SCHEDULE A

with respect to

VOYA EQUITY TRUST

THIRD AMENDED AND RESTATED SHAREHOLDER SERVICE

AND DISTRIBUTION PLAN

CLASS R SHARES

Fund(s) (Current)

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Large-Cap Growth Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Mid Cap Research Enhanced Index Fund

Voya SmallCap Opportunities Fund

Voya Small Company Fund

Date last amended: November 19, 2020